Exhibit 3.21

CERTIFICATE OF INCORPORATION

OF

DELPHI SUB ONE, INC.

1.	The name of the corporation is Delphi Sub One, Inc.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. the name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) and the par value of each of such shares is ten cents ($0.10) amounting in the aggregate to ten dollars ($10.00).

5.	The board of directors is authorized to make, alter or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

6.	The name and mailing address of the sole incorporation is:

Barbara A. Lister

General Motors Corporation

3031 West Grand Boulevard

Mail Code 482-208-840

Detroit, Michigan 48232

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 9th day of September, 1998.

/s/ Barbara A. Lister
Sole Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Delphi Sub One, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the sole Director of the Board of said corporation, by written consent, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that Article I of the Articles of Incorporation be changed to read as follows:

The name of the corporation is Delphi Technologies, Inc.

SECOND: That in lieu of a meeting and vote of the sole stockholder, the stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Delphi Sub One, Inc. has caused this certificate to be signed by Barbara A. Lister, its Secretary, this 30th day of September, 1998.

/s/ Barbara A. Lister
Barbara A. Lister, Secretary